Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

May 2, 2011

NYSE Euronext

11 Wall Street

New York, NY 10005

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) of Alpha Beta Netherlands Holding N.V., a naamloze vennootschap organized under the laws of The Netherlands (“Holdco”), including the proxy statement/prospectus of NYSE Euronext, a Delaware corporation (“NYSE Euronext”), forming a part thereof, relating to the proposed merger of Pomme Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Holdco, with and into NYSE Euronext, and certain related matters (the “Proxy Statement/Prospectus”).

The Proxy Statement/Prospectus sets forth our opinion in the sections entitled “MATERIAL TAX CONSIDERATIONS—Material U.S. Federal Income Tax Consequences of the Merger—The Merger.”

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz